Exhibit 99.2

Press Release

Investor Contact: Susan Harcourt, 703-682-1204, susan.harcourt@aes.com

Media Contact: Amy Ackerman, 703-682-6399, amy.ackerman@aes.com

AES Announces the Expiration and Results of Cash Tender Offer for Any and All of Its 3.300% Senior Notes due 2025

ARLINGTON, Va., March 18, 2025 – The AES Corporation (NYSE: AES) (“AES” or the “Company”) announced that the previously announced tender offer to purchase (the “Tender Offer”) for cash, subject to certain terms and conditions, any and all of its outstanding 3.300% Senior Notes due 2025 (the “Securities”) expired at 5:00 p.m., New York City time, on March 18, 2025 (the “Expiration Time”). As of the Expiration Time, $776,214,000 or 86.25% of the $900 million aggregate principal amount outstanding of the Securities had been validly tendered and not validly withdrawn (not including any amount of Securities submitted pursuant to the guaranteed delivery procedures described in the Offer to Purchase, dated March 12, 2025 (the “Offer to Purchase”) and the related notice of guaranteed delivery (the “Notice of Guaranteed Delivery” and, together with the Offer to Purchase, the “Offer Documents”)). Payment for the Securities validly tendered and accepted for purchase will be made on March 21, 2025 (the “Settlement Date”).

The following table sets forth certain terms of the Tender Offer:

Title of Security	CUSIP Number	Principal Amount Outstanding	Principal Amount Accepted for Purchase(1)	Percentage of Principal Amount Outstanding(1)
3.300% Senior Notes due 2025	144A: 00130H CB9 Reg S: U0080R AQ3	$900,000,000	$776,214,000	86.25%

(1)	Not including any amount of Securities submitted pursuant to the guaranteed delivery procedures described in the Offer Documents.

Holders of the Securities who (i) validly tendered their Securities at or prior to the Expiration Time and did not subsequently validly withdraw such Securities at or prior to the Withdrawal Deadline, as described in the Offer Documents, or (ii) delivered a properly completed and duly executed Notice of Guaranteed Delivery with respect to its Securities at or prior to the Expiration Time with such Securities validly tendered at or prior to the second business day after the Expiration Time, will be entitled to receive the consideration (the “Purchase Price”) of $995.97 per $1,000 principal amount of Securities validly tendered and accepted for purchase pursuant to the Tender Offer, plus accrued and unpaid interest on the Securities from the January 15, 2025 interest payment date up to, but not including, the Settlement Date.

Closing of the Tender Offer is subject to the conditions described in the Offer to Purchase. However, the Financing Condition described in the Offer to Purchase is expected to be satisfied on March 20, 2025 upon the closing of AES’ previously announced offering of $800 million aggregate principal amount of its 5.800% Senior Notes due 2032.

AES has retained Citigroup Global Markets Inc. to serve as Dealer Manager for the Tender Offer. Global Bondholder Services Corporation has been retained to serve as the Information Agent and Tender Agent for the Tender Offer.

This press release does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any new securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

Capitalized terms used in this press release but not otherwise defined herein have the meanings assigned to them in the Offer Documents.

About AES

The AES Corporation (NYSE: AES) is a Fortune 500 global energy company accelerating the future of energy. Together with our many stakeholders, we’re improving lives by delivering the greener, smarter energy solutions the world needs. Our diverse workforce is committed to continuous innovation and operational excellence, while partnering with our customers on their strategic energy transitions and continuing to meet their energy needs today.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Such forward-looking statements include, but are not limited to, the Tender Offer, the details thereof, other expected effects of the Tender Offer and the concurrent debt financing to satisfy the Financing Condition and the use of proceeds therefrom.

Actual results could differ materially from those projected in AES’ forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results include the successful closing of the concurrent debt financing to satisfy the Financing Condition, and risks and uncertainties discussed in the Offer to Purchase related to the Tender Offer and AES’ filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under Item 1A: “Risk Factors” and Item 7: “Management’s Discussion & Analysis” in AES’ 2024 Annual Report on Form 10-K and in any subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except where required by law.

Any stockholder who desires a copy of the Company’s 2024 Annual Report on Form 10-K filed March 11, 2025 with the SEC may obtain a copy (excluding the exhibits thereto) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Annual Report on Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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